OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2005
Estimated average burden
hours per response . . . 14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    Old Point Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 18, 2010

Dear Fellow Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Old Point Financial Corporation, the holding company for The Old Point National Bank of Phoebus and Old Point Trust & Financial Services, N.A. The meeting will be held on Tuesday, April 27, 2010 at 6:00 p.m. at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Also enclosed is our 2009 Annual Report to Stockholders that will be reviewed at the Annual Meeting.

We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2009 Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain a paper copy of our proxy materials, including the Proxy Statement, our 2009 Annual Report to Stockholders and a proxy card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. We believe that this process will benefit our stockholders by expediting their receipt of the proxy materials, reducing the cost of printing and distributing our proxy materials and conserving natural resources.

Please complete, sign, date, and return the enclosed proxy card or follow the instructions on your proxy card to vote by telephone or over the Internet as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of Old Point Financial Corporation.

Sincerely,

/s/ Robert F. Shuford, Sr.

Robert F. Shuford, Sr.
Chairman of the Board and President

OLD POINT FINANCIAL CORPORATION

1 West Mellen Street, P.O. Box 3392, Hampton, Virginia 23663

OLD POINT FINANCIAL CORPORATION

1 West Mellen Street

Hampton, Virginia 23663

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2010

The 2010 Annual Meeting of Stockholders of Old Point Financial Corporation (the “Company”) will be held at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia, on Tuesday, April 27, 2010, at 6:00 p.m. for the following purposes:

1.	To elect 16 directors to the Board of Directors of the Company to serve until the 2011 Annual Meeting of Stockholders, as described in the Proxy Statement accompanying this notice;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on February 17, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Louis G. Morris

Louis G. Morris
Secretary to the Board

March 18, 2010

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope or follow the instructions on your proxy card to vote by telephone or over the Internet so that your shares will be represented at the meeting. Stockholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked. If you vote by Internet or telephone, please do not mail your proxy card.

OLD POINT FINANCIAL CORPORATION

1 West Mellen Street

Hampton, Virginia 23663

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

To be held on April 27, 2010

General

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Old Point Financial Corporation (the “Company”) to be held Tuesday, April 27, 2010, at 6:00 p.m. at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia.

Electronic Notice and Mailing

Pursuant to the rules promulgated by the Securities and Exchange Commission (the “SEC”), the Company has elected to make its proxy materials available to stockholders on the Internet or by delivering paper copies of these materials by mail. Accordingly, on or about March 18, 2010, the Company mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to some stockholders and mailed paper copies of the proxy materials to some stockholders. If you received a Notice of Internet Availability by mail, you will not automatically receive a paper copy of the proxy materials by mail. Instead, the Notice of Internet Availability contains instructions on how to access and review this proxy statement, form of proxy card and our 2009 Annual Report to Stockholders and vote via telephone or via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. As of March 18, 2010, and for a period through the date of the Annual Meeting, all stockholders will have the ability to access all of the proxy materials at www.envisionreports.com/opof.

The proxy materials include:

•	Our proxy statement for the Annual Meeting;

•	Our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	Our proxy card.

Voting and Revocation of Proxies

You may vote in person at the Annual Meeting or by proxy. You may vote your shares by proxy in one of the following ways: (1) use the toll-free number on your proxy card or Notice of Internet Availability to submit your proxy via telephone; (2) visit the website shown on your proxy card or Notice of Internet Availability to submit your proxy via the Internet; or (3) complete, sign, date and return the enclosed proxy card in the enclosed postage paid envelope.

In order to vote your shares, you will need to follow the directions your brokerage firm provides you. If your shares are held in “street name,” through a broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. As the record holder of your shares, your broker is required to vote your shares according to your instructions. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm (proposal two) is considered to be a discretionary item under the NYSE rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Starting this year, the election of directors (proposal one) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customers.

You may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods: (1) submit a written notice of revocation to the Secretary of the Company by the close of business on April 26, 2010; (2) submit a completed proxy card bearing a later date than your original proxy card by the close of business on April 26, 2010; (3) use the toll-free number shown on your proxy card or Notice of Internet Availability and follow the instructions to submit your proxy via telephone, by 6:00 p.m., Eastern time, April 27, 2010; (4) visit the website shown on your proxy card or Notice of Internet Availability and follow the instructions to submit your proxy via the Internet, by 6:00 p.m., Eastern time, April 27, 2010; or (5) attend the Annual Meeting and request to vote in person.

If your shares are held in “street name”, through a broker or other nominee, you should contact your broker or other nominee to change your vote.

Voting your shares via telephone or via the Internet, or sending in a proxy card will not affect your right to attend the Annual Meeting and to vote in person. “Street name” stockholders who wish to vote in person at the Annual Meeting will need to present a proxy from the institution that holds their shares.

Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a stockholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify with respect to such proposals, the proxy will be voted FOR the election of the director nominees in proposal one and FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm in proposal two, as set forth in the accompanying notice and further described herein.

Voting Rights of Stockholders

Only those stockholders of record at the close of business on February 17, 2010, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 4,922,160. The Company has no other class of stock outstanding. The presence of a majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Company common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting, except that in the election of directors cumulative voting entitles a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such stockholder or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. The Board of Directors will instruct the proxies to use cumulative voting, if necessary, to elect all or as many of the nominees as possible. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter requires an affirmative vote of a majority of the shares voted on the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining if a proposal has been approved, and therefore have no effect.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact Sandra Routten, the Company’s Corporate Administrative Officer, at (757) 728-1231.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Company, The Old Point National Bank of Phoebus (the “Bank”) and Old Point Trust & Financial Services, N.A. (the “Trust Company”) may make solicitations of proxies in person or by telephone or mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the share ownership as of February 17, 2010, of the stockholders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock, with the exception of Old Point Trust & Financial Services, N.A., which shows the share ownership as of January 31, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Old Point Trust & Financial Services, N.A. 11780 Jefferson Avenue, Suite D Newport News, Virginia 23606	1,000,962	(2)	20.4%

James Reade Chisman 609 Washington Street Hampton, Virginia 23669	408,069	(3) (4)	8.3%

Robert F. Shuford, Sr. 1 West Mellen Street P.O. Box 3392 Hampton, Virginia 23663	606,741	(3) (5)	12.3%

VuBay Foundation P.O. Box 3552 Hampton, Virginia 23663	309,552	(6)	6.3%

Ann DeVenny Wallace 2636 South Lynn Street Arlington, Virginia 22202-2264	317,171	(3)	6.5%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.
(2)	According to information provided to the Company by the Trust Company, as of January 31, 2010, the Trust Company had sole voting power with respect to 487,057 of these shares, sole dispositive power with respect to 506,855 of these shares and shared dispositive power with respect to 22,152 of these shares, but as a matter of state law, the Trust Company must refrain from voting any of these shares unless a co-fiduciary is appointed for the sole purpose of voting the shares. The Trust Company has no voting power (sole or shared) with respect to 513,905 of these shares and has no dispositive power (sole or shared) with respect to 471,955 of these shares. The 1,000,962 shares are held by the Trust Company as trustee of various trust accounts, of which no single trust account holds more than 5% of the Company’s outstanding shares.
(3)	According to information provided to the Company by VuBay Foundation, James Reade Chisman, Robert F. Shuford, Sr. and Ann DeVenny Wallace (the “VuBay information”), as of February 17, 2010, Mr. Chisman has sole voting and dispositive power with respect to 48,199 shares and shared voting and dispositive power with respect to 358,120 shares. Mr. Shuford, Sr. has sole voting and dispositive power with respect to 141,841 shares and shared voting and dispositive power with respect to 451,283 shares. Ms. Wallace has sole voting and dispositive power with respect to 7,619 shares and shared voting and dispositive power with respect to 309,552 shares. Mr. Chisman, Mr. Shuford, Sr. and Ms. Wallace each disclaim any beneficial interest in 309,552 of the shares that he or she may be deemed to beneficially own by virtue of his or her position as a director of VuBay Foundation, the holder of record of 309,552 shares. In their capacities as directors of VuBay Foundation, Mr. Chisman, Mr. Shuford, Sr. and Ms. Wallace each share with the other two directors voting and dispositive power with respect to the shares held by VuBay Foundation.
(4)	See also footnotes 2 and 4 on page 6.
(5)	See also footnotes 2 and 11 on page 6.
(6)	According to the VuBay information, as of February 17, 2010, VuBay Foundation has sole voting and sole dispositive power with respect to these 309,552 shares. VuBay Foundation’s decision with respect to a vote or disposition of these 309,552 shares is dictated by the majority vote of the three directors of VuBay Foundation, who share voting and dispositive power with respect to the shares owned by VuBay Foundation, as described in footnote 3 to this table.

The following table shows, as of February 17, 2010, the beneficial ownership of the Company’s common stock by each director, director nominee, and the named executive officers, and by all directors and executive officers of the Company as a group.

Name	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class

David L. Bernd	3,157		0.1%

James Reade Chisman	408,069	(3) (4)	8.3%

Dr. Richard F. Clark	127,605	(5)	2.6%

Russell Smith Evans, Jr.	11,343	(6)	0.2%

Michael A. Glasser	1,861		0.0%

Dr. Arthur D. Greene	12,984		0.3%

Stephen D. Harris	29,075	(7)	0.6%

John Cabot Ishon	53,419	(8)	1.1%

John B. Morgan, II	13,239	(9)	0.3%

Louis G. Morris	57,589		1.2%

Robert L. Riddle, CCIM	9,882		0.2%

Dr. H. Robert Schappert	173,761	(10)	3.5%

Robert F. Shuford, Sr.	606,741	(3) (11)	12.3%

Robert F. Shuford, Jr.	24,148	(12)	0.5%

Ellen Clark Thacker	3,878	(13)	0.1%

Joseph R. Witt	6,500		0.1%

Laurie D. Grabow	7,667	(14)	0.2%

All directors & executive officers as a group (19 persons)	1,279,588	(15)	25.6%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)	Includes shares that may be acquired within sixty days of February 17, 2010 pursuant to the exercise of stock options granted under the 1998 Old Point Stock Option Plan – Mr. Bernd, 500 shares; Mr. Chisman, 1,750 shares; Dr. Clark, 5,500 shares; Mr. Evans, 3,625 shares; Mr. Glasser, 0 shares; Dr. Greene, 5,500 shares; Mr. Harris, 1,750 shares; Mr. Ishon, 5,500 shares; Mr. Morgan, 3,625 shares; Mr. Morris, 13,137 shares; Mr. Riddle, 500 shares; Dr. Schappert, 1,750 shares; Mr. Shuford, Sr., 13,617 shares; Mr. Shuford, Jr., 4,375 shares; Mrs. Thacker, 1,750 shares; Mr. Witt, 500 shares; Mrs. Grabow, 4,375 shares; Mr. Jordan, II, 4,375 shares; and Ms. Burroughs, 1,250 shares.
(3)	See footnote 3 on page 4.
(4)	Includes 36,000 shares held by Mr. Chisman’s spouse, as to which Mr. Chisman shares voting and investment power through a power of attorney, 500 shares held by Mr. Chisman’s spouse in an IRA, as to which Mr. Chisman has no voting or investment power and 12,068 shares held by Mountain Eagle Co., of which Mr. Chisman is President and has shared voting and investment power.
(5)	Includes 375 shares held by Dr. Clark’s spouse, as to which Dr. Clark has no voting or investment power.
(6)	Includes 1,468 shares held by Mr. Evans’ spouse, as to which Mr. Evans has no voting or investment power.
(7)	Includes 947.8921 shares as to which Mr. Harris shares voting and investment power.
(8)	Includes 7,500 shares as to which Mr. Ishon shares voting and investment power, and 15,210 shares held by Mr. Ishon’s spouse, as to which Mr. Ishon has no voting or investment power, and 3,778.4420 shares held by Mr. Ishon’s dependent children, as to which Mr. Ishon has no voting or investment power.
(9)	Includes 375 shares held by Mr. Morgan’s spouse, as to which Mr. Morgan has no voting or investment power, and 4,739.4546 shares held by Morgan-Marrow Insurance, of which Mr. Morgan is President and as to which Mr. Morgan has shared voting and investment power.
(10)	Includes 2,925 shares as to which Dr. Schappert shares voting and investment power, and 726 shares held by Dr. Schappert’s spouse, as to which Dr. Schappert has no voting or investment power, and 113,917 shares held in a trust for Dr. Schappert’s spouse for which Dr. Schappert serves as co-trustee, but has no voting or investment power.
(11)	Includes 141,731 shares held by Mr. Shuford, Sr.’s spouse, as to which Mr. Shuford, Sr. shares voting and investment power and 23,856 shares that are pledged as collateral.
(12)	Includes 704.6905 shares held by Mr. Shuford, Jr.’s spouse as custodian for their children under the Uniform Transfer to Minors Act as to which Mr. Shuford, Jr. has no voting or investment power, and 4,312 shares that are pledged as collateral.
(13)	Includes 562 shares as to which Mrs. Thacker shares voting and investment power, and 846 shares as to which Mrs. Thacker has no voting power.
(14)	Includes 2,684.1997 shares as to which Mrs. Grabow shares voting and investment power
(15)	Includes 508.3564 shares beneficially owned by Melissa L. Burroughs, as to which Ms. Burroughs shares voting and investment power. Includes 7,500 shares as to which Eugene M. Jordan, II shares voting investment power and 1,062 shares held by Mr. Jordan’s spouse, as to which Mr. Jordan, II has no voting or investment power. Also includes 2,928 shares held by Mr. Jordan, II’s spouse as custodian for her children under the Uniform Transfer to Minors Act, as to which Mr. Jordan, II has no voting or investment power. Also includes 1,464 shares held in a Trust for Mr. Jordan, II’s spouse, as to which he has no voting or investment power.

PROPOSAL ONE

ELECTION OF DIRECTORS

In Memoriam – Melvin R. Zimm

Melvin R. Zimm, a member of the Board of Directors of Old Point National Bank and Old Point Financial Corporation for six years, passed away on August 7, 2009. Mr. Zimm was a member of the Board of Directors from 2003 until his passing, helping to guide the Company, especially with his legal expertise. He will be greatly missed by his friends at Old Point.

The sixteen persons named below, all of whom currently serve as directors of the Company, will be nominated to serve as directors until the 2011 Annual Meeting, or until their successors have been duly elected and have qualified. Upon the recommendation of Dr. Greene, Chairman of the independent directors, the Board of Directors appointed Mr. Michael A. Glasser, effective November 10, 2009, to serve as director until the 2010 Annual Meeting. Mr. Glasser was initially recommended to the Independent directors on a motion by Mr. Evans and seconded by Mr. Chisman. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Company’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company’s Board.

Each nominee possesses characteristics that led the Board to conclude that he or she should serve as a director. The specific experience, qualifications, attributes and/or skills that the Board believes each nominee possesses are discussed immediately following the table below.

Name (Age)	Director Since (1)	Principal Occupation For Past Five Years

David L. Bernd (61)	2007	President & CEO, Sentara Healthcare, a hospital & health care facility

James Reade Chisman (66)	2003	President, J. R. Chisman Development Company, a commercial & residential construction company

Dr. Richard F. Clark (77)	1981	Retired Pathologist, Sentara Hampton General Hospital

Russell Smith Evans, Jr. (67)	1993	Retired, Assistant Treasurer and Corporate Fleet Manager, Ferguson Enterprises, Inc.

Michael A. Glasser (56)	2009	Attorney-at-Law, Member Glasser & Glasser, P.L.C.

Dr. Arthur D. Greene (65)	1994	Sentara Healthcare Administrator Retired Orthopaedic Surgeon

Stephen D. Harris (68)	1988	Attorney-at-Law, Partner, Geddy, Harris, Franck & Hickman, L.L.P.

John Cabot Ishon (63)	1989	President, Hampton Stationery

John B. Morgan, II (63)	1994	President, Morgan-Marrow Insurance Company

Louis G. Morris (55)	2000	President & CEO, Old Point National Bank

Robert L. Riddle, CCIM (56)	2006	President, Riddle Associates, Inc., a full service commercial industrial real estate brokerage firm

Dr. H. Robert Schappert (71)	1996	Retired – President, Beechmont Veterinary Associates, Ltd.

Robert F. Shuford, Sr. (72)	1965	Chairman of the Board, President & CEO, Old Point Financial Corporation; Chairman of the Board, Old Point National Bank

Robert F. Shuford, Jr. (45)	2009	Executive Vice President/Chief Operating Officer, Old Point National Bank

Ellen Clark Thacker (48)	2006	Executive Director, Gloucester-Mathews Humane Society; Former General Manager, BFI Waste Services, L.L.C.

Joseph R. Witt (49)	2007	Executive Vice President/Corporate Banking, Old Point National Bank; Former Treasurer – Ferguson Enterprises, Inc.

(1)	If prior to 1984, refers to the year in which the individual first became a director of the Bank. All present directors of the Company are also directors of the Bank. Messrs. Chisman, Ishon, Shuford, Sr., Witt, Mrs. Thacker, Dr. Clark, and Dr. Greene are also directors of the Trust Company.

David L. Bernd – Mr. Bernd received his BA from the College William & Mary and his Masters of Hospital & Health Administration from the Medical College of Virginia. He has an extensive operational, financial and leadership background in the healthcare system and other industries with 37 years of service in different capacities. He is responsible for the bottom-line performance and board governance in the Sentara health care system. Mr. Bernd serves on various boards and is active in many civic and professional organizations, including a major healthcare system. His background enables Mr. Bernd to contribute his expertise and perspectives to board discussions regarding strategic planning. This experience also makes Mr. Bernd an asset to the Company’s Compensation Committee. Mr. Bernd brings extensive experience as a leader in executive management which provides insight to our Board on the factors that impact both our Company and community.

James Reade Chisman – Mr. Chisman received his AS degree from Bluefield Junior College and his BS degree from the University of Richmond. He has owned and operated J. R. Chisman Development Company for 23 years. He was vice president of Chisman Company for 7 years and from 1965 to 1980 he was vice president of WVEC TV station. Mr. Chisman is well known in the community and serves on many local boards. His expertise in the real estate arena makes him a valuable member of the Real Estate and Branch Committee. Mr. Chisman’s prior experience as management in Chisman Company and the TV station also makes Mr. Chisman an asset to the Company’s Strategic Planning Committee and Directors Loan Review Committee, as well as to the Company’s Board. Mr. Chisman also serves on the Trust Company’s Board.

Dr. Richard F. Clark – Dr. Clark received his BS degree from the College of William & Mary and his MD from Medical College of Virginia. Dr. Clark completed his internship in Internal Medicine at Yale University and his residency in Pathology at the Medical College of Virginia. He has served in the Hampton Roads medical field for over 50 years. He has been an instructor in research and a professor of pathology. Dr. Clark has served on the boards of many local and state-wide organizations, including a major healthcare system. He has authored over 15 publications. Dr. Clark’s extensive experience and leadership in for-profit and non-profit organizations and integral involvement in the community in which we serve provides the Board with a unique perspective on corporate strategy. His extensive expertise in many civic, professional, and charitable organizations makes Dr. Clark an asset to our board. He serves on the Directors Loan Review Committee, and Compensation Committee. The Company feels that Dr. Clark’s experience and education make him an asset to the Company’s Board of Directors. He also serves as Chairman of the Trust Company’s Board and serves on the Trust Investment Committee.

Russell Smith Evans, Jr. – Mr. Evans served in the Army as an officer and retired medically from combat wounds. He is a graduate of Virginia Military Institute, where he received a BA in History and received his MBA from the College of William & Mary. He was employed at Ferguson Enterprises, a Wolseley Company, for 37 years and held the title of Assistant Treasurer/Corporate Fleet Manager. Mr. Evans is a member of the Finance Committee at First United Methodist Church in Hampton. His financial expertise qualifies Mr. Evans as a financial expert for our Audit Committee, Compensation Committee, Investment & Insurance Committee, Directors Loan Committee and Real Estate & Branch Committee. The Company feels that this financial expertise also makes Mr. Evans an asset to the Company’s Board.

Michael A. Glasser – Mr. Glasser received a BA in Government from the University of Virginia and a law degree from the University of Richmond Law School. He has been practicing law for 32 years. A few of the diverse areas of his practice include: representation of banks, credit unions, and financial services companies in the foreclosure of real estate secured debt and related litigation and services; commercial litigation; commercial disputes; and arbitration. Mr. Glasser is involved in many civic and professional organizations and prior to being elected to the Bank Board, he had prior experience serving on another local bank board. Mr. Glasser is on the Directors Loan Review Committee, Strategic Planning Committee and also Chairman of the Bank’s Norfolk Regional Board. We feel that his experience representing financial services companies and serving on another bank’s board provides insight that makes Mr. Glasser a valuable asset to the Company’s Board.

Dr. Arthur D. Greene – Dr. Greene received his BS from Knoxville College and his medical degree from Howard University College of Medicine. Dr. Greene completed his internship in general surgery at Akron General Hospital and his residency in Orthopaedic Surgery at Akron General Hospital and Pediatric Orthopaedic Surgery at Akron Children’s Hospital. He also served in the US Army Medical Corps as Chief of Orthopaedics at Kenner Army Hospital. He has practiced medicine for 35 years. Dr. Greene began his solo career in 1977 and joined the practice of Tidewater Orthopaedic Associates with two large offices in Hampton and Newport News, of which he was a partner. He is now working as an Administrator at Sentara Careplex Hospital, where he is responsible for much of the day-to-day responsibilities of medical affairs. Dr. Greene also served as a director of Sentara Healthcare and is involved in many professional organizations in the community. He also serves on the Trust Company’s Board and on the Company’s Audit and Executive Committees.

Stephen D. Harris – Mr. Harris graduated from the Marshall-Wythe School of Law at the College of William & Mary and was admitted to the Virginia bar in 1967. He has been practicing law for over 40 years. He also received his BA in Economics and Psychology in 1963 from Mount Union College in Ohio. Mr. Harris has served on the Williamsburg City Council and is presently Commissioner in Chancery for the Circuit Court of the City of Williamsburg and James City County. He is involved in many civic and professional organizations. Mr. Harris’s extensive legal career helps guide our Board on a variety of matters. The Company feels that Mr. Harris’s experience and background make him a valuable asset to the Company’s Board. Mr. Harris provides valuable advice on the Real Estate & Branch Committee, Directors Loan Review Committee, Audit Committee and Executive Committee on which he serves. Mr. Harris is also Chairman of the Bank’s Williamsburg Regional Board.

John Cabot Ishon – Mr. Ishon is a 1969 graduate of Virginia Military Institute with a BS in Biology. After graduation he taught and coached at Thomas Eaton Junior High School. He later left teaching and joined the family business of Hampton Stationery that serves the Hampton Roads area. This business supplies office furniture, luggage and training room furniture and equipment. Mr. Ishon is very active in the community and serves on many local boards. The Company feels that Mr. Ishon’s extensive financial and management background and involvement in the community make him an excellent candidate to serve as a director of the Company. Mr. Ishon serves on the Trust Company’s Board, the Strategic Planning Committee, Real Estate & Branch Committee, Investment & Insurance Committee and is Chairman of the Directors Loan Committee. He is also Chairman of the Bank’s Hampton Regional Board.

John B. Morgan, II – Mr. Morgan is President of Morgan-Marrow Insurance Company with offices in Hampton and Virginia Beach and has been with Morgan-Marrow for 40 years. He attended North Carolina Wesleyan College and has a designation in Chartered Property and Casualty Underwriters. Mr. Morgan also received his Accredited Advisor in Insurance in 1993 from the Insurance Institute of America. He is responsible for many of the day-to-day decisions for his company. Mr. Morgan is also involved in many professional and civic organizations in the community. The Company feels that his extensive understanding of management provide the Board with an invaluable resource for assessing and managing risks and strategic planning for the Company and this background makes Mr. Morgan a valuable asset to the Company’s Board. He also serves on the Investment Committee, Directors Loan Committee, and Strategic Planning Committee and is Chairman of the Compensation Committee.

Louis G. Morris – Mr. Morris has been employed by the Bank since 1982. He was elected President & CEO January 2000 and was CFO of the Company prior to being elected to President. He received his BS degree in Financial Management from Old Dominion University and is a graduate of the School of Financial & Funds Management at the University of Oklahoma. Mr. Morris also graduated from the Virginia Bankers Association sponsored Executive Management School at the University of Virginia. Mr. Morris is very active in the community and serves on many local boards. Mr. Morris serves on many of the Company’s internal committees. The Company feels that Mr. Morris’s extensive financial background and experience make him an excellent candidate to serve as a director of the Company.

Robert L. Riddle – Mr. Riddle has an extensive background and 25 years of experience as a commercial real estate broker in Virginia and North Carolina with a certification of Certified Commercial Investment Member. He is President of Riddle Associates, Inc. in Chesapeake which is a commercial and industrial real estate brokerage. Mr. Riddle is responsible for management decisions in his company regarding real estate, commercial property, industrial property, investment buildings and development properties. Mr. Riddle’s extensive experience with a diversified business allows him to provide direction and leadership to the Company’s Board. Mr. Riddle is also involved in many professional and civic organizations in the community, and serves on various boards. The Company feels that his background makes Mr. Riddle a valuable asset to the Company’s Board. He also serves on the Directors Loan Committee, Real Estate & Branch Committee and Investment Committee. Mr. Riddle is Chairman of the Company’s Chesapeake and Virginia Beach Regional Boards.

Dr. H. Robert Schappert – Dr. Schappert attended Rutgers and the State University of New Jersey where he received his BS degree and was named a Henry Rutgers Scholar in Zoology in 1960. He received his doctorate in veterinary medicine and was elected to Phi Zeta, the honorary veterinary society, in 1964. He joined the Tolley Veterinary Hospital in 1966 and in 1988 he assumed full ownership. Dr. Schappert owned and operated Beechmont Veterinary Clinic until his retirement in 2003. Dr. Schappert is involved in many civic and professional organizations in the community. He is especially active in the LifeLong Learning Society at Christopher Newport University. The Company feels that his organizational skills make Dr. Schappert a valuable asset as a director on the Company’s Board. Dr. Schappert serves on the Strategic Planning Committee and is Chairman of the Directors Loan Review Committee. He also serves as Chairman of the Bank’s Newport News Regional Board.

Robert F. Shuford, Sr. – Mr. Shuford, Sr. received his BS degree in Business Administration from the University of North Carolina. He served as an officer in the U.S. Navy Supply Corps. Mr. Shuford, Sr. has an extensive operational background both in the financial industry and other civic and professional organizations with 45 years of service in different capacities for the Company and its affiliates. This background enables Mr. Shuford, Sr. to contribute his resulting expertise and perspectives to board discussions regarding strategic planning. Mr. Shuford, Sr. serves on many of the Company’s internal committees, as well as on the Trust Company’s Board. In addition, Mr. Shuford’s previous service in policy-making positions at other organizations also demonstrates that he has the leadership skills required of a director of the Company.

Robert F. Shuford, Jr. – Mr. Shuford, Jr. received his BS in Biomedical Engineering from Duke University, and served as an officer in the U.S. Navy. He has had previous management and technical experience in the biomedical field at other companies. Mr. Shuford, Jr. is also a graduate of the Virginia Bankers Association School of Bank Management. He has represented the Company in a financial capacity by serving on the local boards of a number of non-profit organizations. He also serves on many of the Company’s internal committees. This experience and management background makes him an excellent candidate to serve as a director of the Company.

Ellen Clark Thacker – Mrs. Thacker received her BA in English from Virginia Commonwealth University. Mrs. Thacker worked at BFI Waste Services from 1983 until 2007. She began as an intern and was promoted to District Vice President/General Manager. She was responsible for the overall operational and financial management of the company. She managed 50 employees and annual revenues in excess of $20 million. Mrs. Thacker is currently Executive Director of the Gloucester-Mathews Humane Society. Mrs. Thacker is affiliated with various organizations in the community. The Company feels that Mrs. Thacker is an asset to the Company as a director because of her previous leadership and operation experience, as well as her non-profit experience. Mrs. Thacker serves on the Executive Committee and is Chairman of the Company’s Audit Committee. She also serves on the Trust Company’s Board.

Joseph R. Witt – Mr. Witt received his BS in Commerce from the University of Virginia, his MBA from the University of Richmond and is a licensed Certified Public Accountant in the state of Virginia. He worked as an auditor and tax accountant for an international accounting firm for 5 years after graduating from college with a degree in Accounting. He spent eight years as Director of Finance for a national medical distribution company. He then went to work for Ferguson Enterprises from 1996 until 2008 as Corporate Controller & Treasurer. Mr. Witt joined the Bank in 2008 as an Executive Vice President to head up the Corporate Banking area. He is active in many civic and professional organizations in the community and serves on many of the Company’s internal committees, as well as on the Trust Company’s Board. The Company feels that Mr. Witt’s extensive financial education and experience make him an asset to the Company’s Board.

None of the directors currently serve, or have within the past five years served, as directors of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act.

There are four family relationships among the directors and executive officers. Mr. Shuford, Sr. and Dr. Schappert are married to sisters. Mr. Shuford, Sr. is the father of Mr. Shuford, Jr. Dr. Clark is the father of Mrs. Thacker. Mr. Ishon is the brother-in-law of Mr. Jordan, II. The Board does not believe that these family relationships are material to an evaluation of the ability or integrity of these individuals. The Board is not aware of any involvement in legal proceedings by any of the Company’s directors or executive officers that would be material to an evaluation of the ability or integrity of any director or executive officer.

The Board of Directors recommends that stockholders vote “FOR” the individuals nominated above to serve as Directors.

Corporate Governance

The Board of Directors is elected by the Company’s stockholders; the Board, in turn, is the Company’s governing body, responsible for hiring, overseeing and evaluating management. Management is charged with the day to day operations of the Company and its affiliates.

The Board’s primary responsibility is to provide oversight, counseling and direction to management in their efforts to fulfill the corporate strategy in maximizing opportunities, while addressing related business risks. The Board has delegated various responsibilities and authority to different Board committees, which include the Executive Committee, Audit Committee, Directors Loan Committee, Directors Loan Review Committee and Compensation Committee.

Management has been delegated the authority and responsibility for managing the Company’s lines of businesses in a manner consistent with the Company’s Strategic Plan and Code of Ethics, and in accordance with any specific plan, instructions or direction of the Board of Directors or one of the Board’s committees. The Chief Executive Officer and management are required to seek the advice and, in appropriate situations, the approval, of the Board with respect to extraordinary actions to be undertaken by the Company.

The Company currently combines the role of Chairman with the role of CEO because it believes that Mr. Shuford, Sr., who also serves as a director is most familiar with the Company’s business and industry and best suited to lead the Board discussions and execution of strategy. At this time, having one person serve as both Chairman and CEO demonstrates to the Company’s employees, stockholders and customers that the Company is under strong leadership. At this time, this structure promotes accountability and effective decision-making. The Company’s Independent Directors bring experience, oversight and expertise from outside the company and industry, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. Mr. Shuford, Sr. also serves as Chairman of the Bank Board of Directors. Mr. Morris serves as President & CEO of the Bank and Mr. Jordan, II serves as President & CEO of the Trust Company. We believe that this leadership structure is the most appropriate for the Company. Accordingly, the Board periodically reviews its leadership structure.

In addition, Dr. Greene serves as Chairman of the Independent Directors and presides over Executive Sessions quarterly with Independent Directors to discuss matters that they would bring back to Management for further discussion. Dr. Greene also presides over Executive Sessions with Independent Directors whenever there may be a vacancy on the Board and this information is brought back for discussion and a vote by the full Board. Dr. Greene’s professional background, experience and education make him instrumental in serving as a director of the Company.

Board Role in Oversight of Risk

The Board of Directors has responsibility for oversight of the Company’s risk. The Board of Directors manages risk through representative participation on the Company’s committees. Minutes and reports of committee meetings are reviewed by the Board. Policies for all major risk areas are approved annually by the Board. Independent review and monitoring functions within the Company report to respective committees addressing areas of financial, liquidity, operational, credit, fiduciary, and compliance risks. Committees with a major role in risk oversight are the Audit Committee, Directors Loan Committee, Directors Loan Review Committee, Asset and Liability Committee, Compensation Committee, and the Strategic Planning Committee.

The Audit Committee, composed of independent directors, oversees the Company’s management of significant risks by reviewing the scope and reports from the Company’s independent accountants, internal audit, and the regulatory management function. The Senior Loan Review Officer periodically reports to the Audit Committee on the quality of the loan portfolio.

The Directors Loan Committee and Directors Loan Review Committee analyze lending activities, significant credits, and evaluate credit risk. The Director’s Loan Review Committee reviews the scope and reports from the Loan Review function.

The Asset and Liability Committee and subcommittee thereof monitor and report to the Board on the management of the asset and liability risk of the company.

The Compensation Committee assesses the fairness of and the risks associated with the compensation and benefits structure.

The Strategic Planning Committee evaluates global risks in the development of the Company’s strategic plan.

As circumstances warrant, the Committees present reports to the Board of Directors regarding the respective committee’s analysis of the risks and steps the committee recommends that the Board and Management have taken to address these risks.

Board Committees and Attendance

The Board of Directors is comprised of a majority of “independent directors,” as defined by the listing standards of the NASDAQ Stock Market. Independent directors do not receive consulting, legal or other fees from the Company other than Board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to the Company, the Board of Directors has determined in accordance with the NASDAQ listing standards that these independent directors have no relationships with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Bernd, Chisman, Evans, Glasser, Harris, Morgan, Riddle, Dr. Clark, Dr. Greene and Mrs. Thacker. Until his passing on August 7, 2009, Mr. Zimm was also an independent director.

The Board reviews each director’s independence status on an annual basis to ensure compliance with NASDAQ listing standards.

In reviewing the independence of John B. Morgan, II, a Company director, management considered the relationship between the Company and Morgan-Marrow Insurance, of which Mr. Morgan is President, which received fees of approximately $138,000 for providing insurance for the Company’s subsidiaries in 2009. In reviewing the independence of director Michael A. Glasser, the Board considered the relationship between the Company and the law firm of Glasser & Glasser, of which Mr. Glasser is a partner, which law firm received fees of approximately $89,000 for performance of legal services for one of the Company’s subsidiaries in 2009. The Board also considered the relationship between the Company and Crown Center Associates, a company affiliated with Mr. Glasser, which leases a branch to the Bank and which received lease payments of approximately $85,000 in 2009. In each of these relationships, the Board determined that the relationship did not interfere with the director’s ability to act in an independent manner.

During 2009, there were 13 meetings of the Board of Directors of the Company. Each director attended at least 75% of all meetings of the Board and committees on which he or she served.

The independent directors also met in regularly scheduled executive sessions in March, June, September and November of 2009.

The Company has not adopted a formal policy on Board members’ attendance at its annual meetings of stockholders, although all Board members are invited and encouraged to attend and, historically, most have done so. All Board members attended the Company’s 2009 Annual Meeting of Stockholders.

The Board of Directors of the Company has standing Executive, Audit and Compensation Committees.

Executive Committee. Current members of the Executive Committee are Messrs. Shuford, Sr. (Chairman), Harris, Morris and Dr. Greene and Mrs. Thacker. The Executive Committee serves in an advisory capacity, reviewing matters and making recommendations to the Board of Directors. The Executive Committee met four times in 2009.

Compensation Committee. The Compensation Committee consists of four non-employee directors, Messrs. Morgan (Chairman), Bernd, Evans and Dr. Clark. The Committee does not operate under a written charter. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules and the independence standards of the Company’s Corporate Governance Guidelines). In addition, no Committee member is a current or former employee of the Company or any subsidiary or affiliate. While the Committee members are not required to have certain qualifications or special knowledge, they each have held or currently hold high-level management and employee supervisory positions in their respective fields that include duties relating to compensation of employees at multiple levels.

The Committee reviews and recommends compensation adjustments for all exempt employees (including senior management). The Committee submits its recommendations to the full Board for final approval. The Committee met two times in 2009. The dates, meeting times and agenda items for committee meetings are set in accordance with the subject matter to be discussed and are determined by the Committee Chairman and the Human Resources Director.

Audit Committee. Current members of the Audit Committee are Mrs. Thacker (Chairman), Messrs. Evans, Harris, and Dr. Greene. The Board of Directors has determined that all of the members of the Audit Committee satisfy the independence and financial literacy requirements for audit committee members under the NASDAQ listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board of Directors has also determined that Mr. Evans qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board in its financial reporting oversight duties, internal controls, audit function, whistleblower policy, and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the Company’s independent accountants. The Audit Committee reviews on a regular basis the work of the Company’s internal audit department. It also reviews and approves the scope and detail of the continuous audit program, which is conducted by the internal audit staff to protect against improper and unsound practices and to furnish adequate protection for all assets and records. During 2009, the Audit Committee met four times.

The Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee Charter is posted on the Company’s website of www.oldpoint.com under the Investor Relations link and then under the Governance Documents link.

Nominations. The Board of Directors does not have a standing nominating committee or nominating committee charter because it believes it can have an independent nominating process without a separate nominating committee. Pursuant to a resolution passed by the Board of Directors and consistent with NASDAQ Listing Rules, director nominees are selected and recommended for consideration to the full Board of Directors by a majority of the directors who are independent according to the NASDAQ listing standards. For this purpose, the following directors are independent: Messrs. Bernd, Chisman, Evans, Glasser, Harris, Morgan, Riddle, Dr. Clark, Dr. Greene and Mrs. Thacker.

In addition to recommending to the full Board whether or not current directors should be nominated for reelection, the independent directors also identify new candidates in the event of a vacancy on the Board. The independent directors identify potential director candidates from a variety of sources, including management, consultants and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. The independent directors evaluate the qualifications of candidates for membership to the Board of Directors. Following this evaluation process, candidates are selected by a majority of the independent directors to be recommended for nomination by the full Board of Directors. The full Board then selects nominees to recommend to the Company’s stockholders in the annual election process or appoints new directors to serve until the next annual election.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought to complement the existing Board composition. However, in making their nomination recommendations to the Board of Directors, the independent directors consider, among other things, an individual’s business experience, industry experience, financial background, geographic representation, breadth of knowledge about issues affecting the Company, time available for meetings and consultation regarding Company matters and other particular skills and experience possessed by the individual. Also, while the Company does not have a formal diversity policy, the independent directors believe that the Board should include directors with diverse experience and backgrounds that reflect the needs of the Board. In addition, the independent directors seek director candidates that will result in the Board of Directors consisting of more than a majority of independent directors at all times.

The specific experience, qualifications, attributes and/or skills that led the Board to conclude that the director candidates should serve as directors are discussed further in proposal one.

While there are no formal procedures for stockholders to submit director candidate recommendations, the independent directors will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Company’s Secretary at the Company’s principal office located at 1 West Mellen Street, Hampton, Virginia 23663 and must be received by January 1, 2011 in order to be considered by the independent directors for the next annual election of directors. Any director candidate recommended by a stockholder will be reviewed and considered by the independent directors in the same manner as all other director candidates based on the qualifications described above.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote in the election of directors may nominate an individual for director. Any such stockholder nomination must be in writing and must include sufficient background information with respect to the nominee, including his or her name, address, principal occupation, and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director, sufficient identification of the nominating stockholder, including his or her name, address and principal occupation and a representation by the stockholder of his or her eligibility and intention to appear at the annual meeting (in person or by proxy) to nominate the individual specified in the notice, a description of any arrangements or understandings between the stockholder and the nominee or others regarding the nomination, an indication of the total number of shares expected to be voted for the nominee, and the nominee’s written consent to the nomination. Stockholder nominations must be received by the Company’s Secretary at the Company’s principal office in Hampton, Virginia, no later than February 1, 2011 for the 2011 Annual Meeting; provided, however, that such notice will not be required to be given more than 90 days prior to the 2011 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Current members of the Compensation Committee are Messrs. Morgan (Chairman), Bernd, Evans, and Dr. Clark. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its affiliates. Furthermore, none of the Company’s executive officers has served on the board of directors of any company of which a Compensation Committee member is an employee.

During 2009 and through the present time, there have been transactions between the Company’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features.

Mr. Morgan is the President of Morgan-Marrow Insurance, which provides insurance for the Company’s subsidiaries. During 2009, Morgan-Marrow Insurance received fees of approximately $138,000 from the Company or its subsidiaries for this service. The Board has determined that Mr. Morgan’s relationship does not interfere with his ability to act in an independent manner, and considers Mr. Morgan to be an independent director.

Stockholder Communications with the Board of Directors

The Company provides an informal process for stockholders to send communications to the Board of Directors. Stockholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Old Point Financial Corporation, Board of Directors, c/o Corporate Secretary, P.O. Box 3392, Hampton, Virginia 23663 or lmorris@oldpoint.com. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Interest of Management in Certain Transactions

Some of the Company’s directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and commitments to lend to such individuals were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons and in the opinion of management did not involve more than normal risk of collectibility or present other unfavorable features. Pursuant to our written Insider Policy, all directors and executive officers (including our named executive officers), who have any direct or indirect financial or other interest in any business that competes with, supplies goods or services to, or is a customer of the Company or the Bank, in an amount greater than $25,000 or aggregate business dealings with the Company or the Bank greater than $120,000 per calendar year are considered significant and must be submitted to the Board of Directors for approval. Directors and executive officers are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the proposed business is denied if the Board believes that the director’s or executive officer’s interest in such business could influence decisions relative to the Company’s business, or have the potential to adversely affect the Company’s business or the objective performance of the director’s function or executive officer’s work. The Board of Directors is responsible for overseeing compliance with the Insider Policy.

Mr. Glasser is a managing partner of CCA Managing Co. LLC, which is the managing partner of Crown Center Associates. The Bank has a lease with Crown Center Associates for one of its branches. Approximately 24% of Crown Center Associates is owned by Michael A. Glasser Family LLC, which is owned 100% by Mr. Glasser, his wife and their three sons. Approximately 49% of Crown Center Associates is owned by Richard S. Glasser Family LLC, 50% of which is owned by Mr. Glasser’s brother. The aggregate amount due from the Bank to Crown Center Associates under the lease from January 1, 2008 through it expiration date of November 30, 2010 is $243,364. The dollar amount of Mr. Glasser’s interest in this lease transaction when aggregated with the interests of these immediate family members is approximately $118,437. The relationship of Mr. Glasser and Crown Center Associates with the Company was approved by the Board of Directors pursuant to the Insider Policy.

Mr. Morgan’s relationship with the Company, disclosed above under “Board Committees and Attendance” and “Compensation Committee Interlocks and Insider Participation,” was approved by the Board of Directors pursuant to the Insider Policy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this discussion, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s executive management is fair and reasonable.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during 2009, as well as the other executive officers included in the Summary Compensation Table on page 24, are referred to as the “named executive officers” or “NEOs”. The Company’s senior management includes its NEOs.

General Philosophy

The Company compensates its senior management through a mix of base salary, bonus and, in some years, equity compensation, designed to retain executive talent and to align management’s incentives with the long-term interests of stockholders. The process of determining compensation consists of establishing targeted overall compensation of each senior manager and then allocating that compensation among base salary and incentive compensation. At the officer level, the Committee designs the incentive compensation to reward company-wide performance through tying awards primarily to earnings, asset and deposit growth. Currently, the Committee does not tie individual performance to incentive compensation. Generally, the types of compensation and benefits provided to the Company’s senior management are intended to be similar to those provided to other executive officers in comparable institutions in the Southeast. The Committee believes it is important to have the most capable managers in place and that it would be a disservice if executives were not adequately rewarded.

Board Process

Compensation adjustments and monetary awards to executive officers are recommended by the Committee for approval by the full Board of Directors, which makes the final decisions. Mr. Shuford, Sr., CEO (Company), hereafter referred to as CEO, and Mr. Morris, President & CEO (Bank), who both serve on the Company’s Board of Directors, are not present during deliberations or voting with respect to their compensation.

Generally, on its own initiative the Committee reviews the individual performance for Mr. Shuford, Sr. and Mr. Morris, and following discussions with those individuals, recommends their compensation levels to the full Board of Directors (excluding Mr. Shuford, Sr. and Mr. Morris). For the remaining NEOs, the CEO, President & CEO (Bank), President & CEO (Trust) and Senior Vice President of Human Resources make recommendations to the Committee that generally, with minor adjustments, are accepted by the Committee and presented to the full Board of Directors for approval.

In years when it grants equity compensation to executive officers, the Committee recommends to the full Board of Directors equity grants to the CEO based on the Committee’s evaluation of his performance and to other executive officers based on the recommendation of the CEO.

The Committee has not used a compensation consultant for establishing executive compensation.

Targeted Overall Compensation

To assist in establishing the aggregate level of compensation that the Company will pay, the Committee utilizes a peer group analysis of the southeastern states, primarily the SNL Executive Compensation Review for banks and thrifts with assets greater than $400 million. Specifically, the 19 SEC reporting banking institutions in Virginia with assets ranging from $400 million to $3 billion are considered in the peer group. Generally, targeted overall compensation correlates to what these financial institutions would offer individuals to fill executive management positions with similar skills and backgrounds to those the Company employs. Additionally, total compensation is established relative to the Company’s performance and internal/external peer comparisons.

Based on the peer compensation analysis and review of Company and individual performance during 2008, the targeted overall compensation of the CEO in 2009 was established at $318,000, which is lower than in 2008. This level of compensation is below the compensation levels of the Company’s peer institutions. This has been the case for several years, and efforts continue toward closing this gap between the total compensation level, especially base salary, of its CEO and the total compensation levels of chief executive officers of our peer institutions.

The Committee follows the same process with respect to establishing targeted overall compensation for the other NEOs. While the Committee considers the peer compensation analysis, the responsibilities of the Company’s NEOs vary widely and the direct comparisons with the peer group are less helpful. Based upon the Committee’s review of the peer compensation analysis and review of Company and individual performance during 2008, the Committee sets the overall targeted compensation for the other NEOs at levels that are in the mid-range for positions among the peer group with similar scope of responsibility and required skill level.

Allocation Among Components

Under the Company’s 2009 compensation structure, which did not include equity compensation, the approximate mix of base salary and bonus compensation is as follows:

	Base Salary	Bonus Target	Equity Compensation

Chief Executive Officer	95.2%	4.8%	0%
President & CEO (Bank)	94.3%	5.7%	0%
Executive Vice Presidents	94.3%	5.7%	0%

In allocating compensation among base salary, annual bonus compensation and equity compensation, the Committee believes that the compensation of senior-most levels of management should begin with a base level. Bonus and equity compensation programs are awarded based on Company performance and are designed to encourage good behavior and best practices rather than to encourage risk-based behaviors. Base salaries generally represent a large portion of the executive officers’ total cash compensation and are generally considered to be average relative to the Company’s peer financial institutions. Base salaries are also based on individual performance components.

The Committee believes that the top levels of management have the greatest ability to influence Company performance. Therefore, the Committee bases annual bonus compensation on Company performance. When the Bank’s performance is above goals, the top levels of management are rewarded. Likewise when the Company’s performance does not meet expectations, the top levels of management receive a lower or no bonus.

In 2009, the overall compensation for executives did not include equity compensation awards because the Company’s stock option plan expired in 2008 and has not been replaced. The Company had a stock option plan in place pursuant to which stock option awards could be granted and the Committee chose to grant stock options in 2007. Prior to 2007, the Committee did not grant equity compensation to executive officers for several years because the cost associated with offering equity compensation had increased due to the 2006 financial reporting requirements in conformity with general accepted accounting principals (GAAP) for stock option plans. The Committee granted options in 2007 in an effort to retain executive talent within the organization.

Base Salaries

The Committee strives to provide executive management with a fair and reasonable level of assured cash compensation in the form of base salary given their professional status and accomplishments. The Company has a compensation structure with salary ranges for management including the CEO and other executive managers. These ranges are based on the peer compensation analysis discussed above. The last adjustments to the ranges were made in July 2008 in an effort to remain fair and reasonable within the Company’s marketplace. The structure is designed to recruit and retain qualified personnel and is reviewed on an annual basis by the Committee to determine if adjustments to the ranges are appropriate. For 2009, the base salary ranges used for setting salaries were $175 thousand to $350 thousand for the CEO and from $120 thousand to $350 thousand for the other NEOs.

Each February, the Committee recommends the base salary of the CEO within the established range to the Board of Directors. Within this range, the CEO’s base salary is determined using the peer compensation analysis in addition to the CEO’s individual and Company performance during the prior year. The base salary of the CEO as of March 1, 2009 was $300,000, which reflected no change in base salary from 2008. This decision reflected the Committee’s and the Board’s view that the CEO’s base compensation should remain stationary in a year of troubled economic conditions. In lieu of a base compensation adjustment, the CEO was granted a bonus of $15,000 based on 2008 accomplishments that was paid in 2009.

For the executive officers other than the CEO, each February the Committee recommends the executive’s base salary within the established range to the Board of Directors, based on the recommendation of the CEO, President & CEO (Bank), President & CEO (Trust) and the Senior Vice President of Human Resources. The base salaries of the other executive officers are determined using the peer compensation analysis in addition to the officer’s individual performance during the prior year and the Company’s performance during the prior year, based on the same performance objectives discussed above with respect to the CEO.

Bonuses

The bonus incentive plan, which is referred to as the Management Incentive Plan, is designed to motivate and reward participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the overall success of the Company. Non-commissioned exempt employees, except the CEO, hired no later than the last day of the prior year and employed through year-end of the current year are eligible to participate in the Management Incentive Plan. This plan includes all of the Company’s NEOs except the CEO.

The target incentive award is the amount that the participant is eligible to receive if the combined, weighted performance against the plan objectives equals an overall achievement level. Goals and incentive awards are established under the plan for the Company and are based on the operating budget. Depending upon the participant’s officer level in the Company for 2009, target incentive awards ranged from 1% to 6% of annualized base salary. These ranges were lower than 2008, reflecting the Committee’s and the Board’s belief that all the NEOs, except the CEO, in 2009 were eligible for a bonus award equaling 6% of annualized base salary if all objectives were met, a higher amount if objectives were exceeded, or a lower amount if not all of the objectives were met. The CEO’s bonus award is determined in February after year-end so that the Committee can evaluate year-end results. The bonus awards for the other NEOs are determined before the end of the year and are based on actual year-to-date and estimated end-of-year performance of the established goals.

The bonus award for the CEO is both objectively and subjectively determined. The Committee considers the general performance of the Company in the prior year as well as the incentive award earned by the Executive Vice Presidents for the prior year to determine an appropriate bonus for the CEO. The Committee considers each of these factors but does not assign a specific value to any factor. In lieu of a base salary increase in 2009 and in recognition of his accomplishments in 2008, the CEO’s bonus for 2008 was $15,000, which amounted to 5.13% of his 2008 base salary and was paid in 2009.

As mentioned below, the Company did not meet its goals under the bonus incentive plan in 2009. As a result of the Company’s performance in 2009, the CEO did not receive a bonus for 2009.

The bonus awards under the Management Incentive Plan for the NEOs other than the CEO are objectively determined, based on achieving predetermined financial goals such as deposit, loan and income growth during the year. The Board of Directors has discretion to increase or decrease the award based on non-financial goal achievements. A list of various projects and the completion status is reviewed in November of each year. Based on the status of these projects to the goals established at the beginning of the year, the Board of Directors determines the non-financial goal achievement level.

The 2009 target bonuses and performance goals for the Company’s named executive officers were based on achieving the budget goals for the following performance measures:

•	The Bank’s average asset growth (weighting 15%);

•	The Bank’s average loan growth (weighting 15%);

•	The Bank’s average deposit and repurchase (repo) growth (weighting 15%);

•	The Trust Company’s revenue growth (weighting 10%);

•	The Company’s earnings growth (weighting 25%); and

•	Non-financial goals as determined by the Board (weighting 20%).

In 2009, the target bonus for the NEOs, other than the CEO, was 6% of annual base salary, or a level 6 under the Management Incentive Plan. The budget goal and the actual outcome for each of these performance measures for 2009 were as follows:

Performance Measurement	Budget	Actual

The Bank’s average asset growth	3.02%	4.41%
The Bank’s average loan growth	5.14%	1.70%
The Bank’s average deposit and repo growth	5.54%	7.28%
The Trust Company’s revenue growth	12.04%	-.55%
The Company’s earnings growth	-8.15%	-75.23%
Non-Financial goals	75%	83%

After final calculation, a level 4 under the Management Incentive Plan was achieved. The Board voted in November 2009 not to pay a bonus to executives even though a smaller payout than budget was due based on the actual performance measures under the Management Incentive Plan. This decision was made due to reduced company profits and the lowering of the dividend to stockholders.

An additional plan, which is referred to as the Profit Sharing Plan, is also designed to motivate and reward participants for the achievement of the fiscal year based on the above criteria. All employees, to include the Company’s NEOs, are eligible for this plan provided they are hired no later than the last day of the prior year and employed through year-end.

The performance measures used for the Management Incentive Plan are also used to determine profit sharing amounts.

A level 4 Profit Sharing threshold was achieved. The Board voted in November 2009 to pay at a level 4 threshold for Profit Sharing with the entire amount paid in cash, which was equal to 0.72% of the NEOs base earnings.

Equity Compensation

Historically, the primary form of equity compensation has been incentive stock options. The Company used stock options because of the favorable accounting treatment and the near universal expectation by employees in the industry that they would receive stock options. The Company had not issued stock options since August 2004 until October 2007. Beginning in 2006 the accounting treatment for stock options changed and became less attractive to the Company; however, with the Committee’s approval, the Company issued stock options using a multi-year vesting approach which spread the financial impact to the Company over a five-year period. There were no incentive stock options granted in 2008 or 2009 because the Company’s stock option plan expired in 2008. No additional equity awards may be granted until the Company establishes a new stock incentive plan, which will require stockholder approval.

Severance Pay

The Company does not have any employment contracts with our NEOs. Therefore, their severance pay is determined on a case-by-case basis by the Committee and the Board of Directors.

Perquisites and Other Compensation

None of the NEOs received perquisites or other personal benefits in excess of $10,000 in 2009.

The Committee reviews any perquisites that its CEO and the other NEOs may receive on an annual basis. In general, the Company does not provide its executives with many of the types of perquisites that other companies offer their executives, such as personal use of a company vehicle or vehicle allowances. In addition to the base salary and incentive compensation described above, the Company provides its NEOs with the same benefit package available to all of its salaried employees. This package includes:

•	Medical and dental insurance (portion of costs);

•	Medical/dependent care reimbursement plan;

•	Life insurance;

•	Short and long-term disability insurance; and

•	Participation in the Company’s 401(k) plan, including the Company match.

Until September 30, 2006, the Company maintained a traditional defined benefit pension plan (the “Employee Retirement Plan”). However, since September 30, 2006, no new participants are being added to the plan, and the benefits under the plan for existing participants have been frozen. As a counterbalance, the Committee enhanced the 401(k) plan effective January 1, 2007. The Company provides an immediately vested safe harbor match of 100% up to 4% of an employee’s deferral contribution.

The Company also offers post-retirement life insurance benefits to senior management in the form of a split dollar plan. The Company owns the policy and cash values provide an annual return to the Company while providing a term insurance benefit to the individual employee. In 2002, the Committee recommended and approved a plan to provide pre- and post-retirement life insurance benefits to the senior officer group utilizing Bank Owned Life Insurance (BOLI) with a portion of the death benefit endorsed to the insured officer through a split dollar agreement. All the NEOs took advantage of this benefit upon eligibility except for Robert F. Shuford, Jr. who is covered under a term life insurance policy provided by the Company in an amount equal to two times his annual base compensation. The amount endorsed under the BOLI equaled 300% of the current base salary, with the amount to increase 4% each year through termination or retirement. If the officer remains in the Company’s employment through retirement, a post-retirement benefit equal to 50% of the benefit provided just prior to retirement would be provided.

Due to the accounting rules issued by The Emerging Issues Task Force of the Financial Accounting Standards Board, the economics of the BOLI have changed for the Company. In 2008, in lieu of the BOLI, the NEOs that were fully vested in the split dollar plan became eligible to participate in the Management Section 162 Life Insurance Plan which offers key executives permanent life insurance protection which they own and control from inception of the policy. The premiums to purchase the policies under the Management Section 162 Life Insurance Plan were included in the NEOs’ compensation in 2009 as indicated in footnote 3 of the All Other Compensation table on page 26. In 2009, a $50,000 term life policy was issued to all NEOs who participate in the BOLI or Management Section 162 Life Insurance Plans.

Relocation Benefits

The Company does not have a policy providing relocation benefits.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company generally may not deduct annual compensation of more than $1 million that is paid to certain individuals. To date, the Company’s compensation practices have not caused this limit to be reached or exceeded.

Stock Ownership Guidelines

Although the Committee believes that significant levels of stock ownership will assist in retaining qualified and motivated executive officers, the Committee has not established stock ownership guidelines for any of its officers.

The following table summarizes the total compensation for the years ended December 31, 2009, December 31, 2008, and December 31, 2007 of the Company’s CEO, Executive Vice President and CFO (Bank), and each of the Company’s next three most highly compensated officers.

Summary Compensation Table

Fiscal 2007, 2008 & 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Robert F. Shuford, Sr., Chairman, President & CEO (Company)	2009	$300,000	—	—	—	$2,162	$78,284	$12,030	$392,476
	2008	$292,333	$15,000	—	—	$4,206	$13,438	$97,802	$422,779
	2007	$252,000	$19,160	—	$22,609	$4,712	$29,971	$17,191	$345,643

Laurie D. Grabow, EVP/CFO (Bank)	2009	$149,333	—	—	—	$1,076	$17,192	$13,682	$181,283
	2008	$145,000	—	—	—	$13,686	$5,163	$70,048	$233,897
	2007	$134,967	—	—	$17,128	$13,321	—	$8,352	$173,768

Louis G. Morris, President & CEO (Bank)	2009	$250,000	—	—	—	$1,801	$42,538	$21,204	$315,543
	2008	$243,333	—	—	—	$18,501	$10,775	$84,867	$357,476
	2007	$208,333	—	—	$22,609	$20,562	—	$13,075	$264,579

Robert F. Shuford, Jr., EVP/COO (Bank)	2009	$166,250	—	—	—	$1,198	$3,732	$7,222	$178,402
	2008	$148,333	—	—	—	$14,001	$446	$8,530	$171,310

Joseph R. Witt EVP/CBO (Bank) (5)	2009	$157,083	$5,000	—	—	$1,132	—	$5,436	$163,651

(1)	The amounts in this column reflect the aggregate grant date fair value of stock option awards granted during 2009, 2008, and 2007, respectively, pursuant to the 1998 Stock Option Plan calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 9 to the Company’s audited financial statements in the Company’s Report on Form 10-K for the year ended December 31, 2009. There were no option awards granted in 2008 or 2009.
(2)	The amounts in this column reflect the amounts paid under for the non-equity bonus incentive plan and the cash portion of the profit sharing plan for the relevant year. Messrs. Morris, Shuford, Jr. and Witt and Mrs. Grabow participate in the Company’s Management Incentive Plan described in the Compensation Discussion and Analysis. Mr. Shuford, Sr. also participates in a bonus incentive plan. His awards for 2007 and 2008 did not satisfy the criteria for a non-equity incentive plan award and are reported in the “bonus” column. All the NEOs participate in the profit sharing plan.
(3)	The amounts in this column reflect the change in the actuarial present value of the named executive officer’s benefits under the Employee Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Note 13 in the Company’s Annual Report on Form 10-K to the Company’s audited financial statements for the year ended December 31, 2009, and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. The Company did not offer any nonqualified deferred compensation plans for 2009. This amount includes a required in-service distribution for Mr. Shuford, Sr. of $58,581 as set forth in the Pension Table on page 30.
(4)	Amounts for 2009 shown in the “All Other Compensation” column are detailed in the chart below.
(5)	Mr. Witt joined the Company in December 2008. He received a sign-on bonus of $5,000 which was paid in January 2009.

All Other Compensation – Fiscal 2009

Name	Perquisites and Other Personal Benefits (1)	Tax Gross-Ups and Reimbursements	Dividends Paid on Stock/Option Awards	Discounted Securities Purchases	Payments/ Accruals on Termination Plans	Company Contributions to Defined Contribution Plans (2)	Company-Paid Life Insurance Premiums (3)	Other

Robert F. Shuford, Sr.	—	—	—	—	—	$12,000	$30	—

Laurie D. Grabow	—	—	—	—	—	$5,973	$7,709	—

Louis G. Morris	—	—	—	—	—	$10,000	$11,204	—

Robert F. Shuford, Jr.	—	—	—	—	—	$6,650	$572	—

Joseph R. Witt	—	—	—	—	—	$4,755	$681	—

(1)	None of the NEOs received perquisites or other personal benefits in excess of $10,000 in 2009.
(2)	Reflects 401(k) plan Company deferral match.
(3)	The amounts in this column reflect the amounts paid for BOLI as follows: Mrs. Grabow, $113; Mr. Morris, $371; and Mr. Witt, $294. In addition the amounts paid for the conversion of the split dollar life insurance plan to the 162 life insurance plan are included: Mrs. Grabow, $7,566; and Mr. Morris, $10,803. Mr. Shuford, Jr. did not participate in the BOLI plan. His amount in this column reflects the amount of insurance premiums the Company paid for 2009 in connection with Mr. Shuford, Jr.’s term life insurance policy. Term life premiums were also paid for Mr. Shuford, Sr., $30; Mrs. Grabow, $30; Mr. Morris, $30; and Mr. Witt, $387.

The following table summarizes certain information with respect the Company’s Management Incentive Plan and reflects the amounts that could have been earned under each such award for 2009. No option awards were granted in 2009.

Grants of Plan-Based Awards

Fiscal 2009

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	($) Threshold	($) Target	($) Maximum	(#) Threshold	(#) Target	(#) Maximum

Robert F. Shuford, Sr.	—	—	—	—	—	—	—	—	—	—

Laurie D. Grabow	$2,987	$8,960	$20,906	—	—	—	—	—	—	—

Louis G. Morris	$5,000	$15,000	$35,000	—	—	—	—	—	—	—

Robert F. Shuford, Jr.	$3,325	$9,975	$23,275	—	—	—	—	—	—	—

Joseph R. Witt	$3,142	$9,425	$21,992	—	—	—	—	—	—	—

(1)	Actual amounts earned are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. The annual Management Incentive Pan is designed to motivate and reward participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the success of the Company. Participants are paid at the end of the year for that same year’s performance. The threshold is the amount received if 60% of the objectives are met. The target is the amount that the participant receives if all targeted achievements are met and the maximum is the amount received if all objectives are exceeded and reach the maximum level of performance allowed by the program’s design. Depending on the participant’s officer level in the Company, incentives ranged from 0% to 14% of annual base salary for 2009. All exempt employees who are not compensated by commissions are eligible for this program except Robert F. Shuford, Sr., CEO.

The following table includes certain information with respect to all unexercised options held by the NEOs at December 31, 2009. None of the NEOs held any unvested restricted stock at December 31, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert F. Shuford, Sr.	1,992	2,988	—	$20.05	10/18/2017	—	—	—	—
	4,125			$23.83	8/9/2014
	7,500			$12.91	8/13/2011
Laurie D. Grabow	1,250	1,875	—	$20.05	10/18/2017	—	—	—	—
	3,125			$23.83	8/9/2014
Louis G. Morris	1,992	2,988	—	$20.05	10/18/2017	—	—	—	—
	4,125			$23.83	8/9/2014
	7,020			$12.91	8/13/2011
Robert F. Shuford, Jr.	1,250	1,875	—	$20.05	10/18/2017	—	—	—	—
	3,125			$23.83	8/9/2014
Joseph R. Witt	500	750	—	$20.05	10/18/2017	—	—	—	—

(1)	All outstanding options with expiration dates of August 9, 2014 and August 13, 2011 were vested on the first anniversary of the grant date. Options expiring on October 18, 2017 are vested equally over a five year period beginning October 18, 2008 and will be fully vested on October 18, 2012.

The following table summarizes certain information with respect to options that were exercised by the NEOs during 2009. None of our NEOs held restricted stock that vested during 2009.

Option Exercises and Stock Vested

Fiscal 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert F. Shuford, Sr.	—	—	—	—
Laurie D. Grabow	—	—	—	—
Louis G. Morris	7,500	$38,651	—	—
Robert F. Shuford, Jr.	—	—	—	—
Joseph R. Witt	—	—	—	—

(1)	Value realized is the gross number of options exercised multiplied by difference between the closing market price of the Company’s common stock on the date of exercise and the exercise price.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009 with respect to certain compensation plans under which equity securities of the Company are authorized for issuance.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	271,275	$18.59	—	(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	271,275	$18.59	—

(1)	The plan consists of the 1998 Stock Option Plan.
(2)	Includes zero shares available to be granted in the form of options under the 1998 Stock Option Plan, because the 1998 Stock Option Plan has expired and no further awards may be granted under the plan.

The following table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO under the Employee Retirement Plan, which is described in more detail in the “Compensation Discussion and Analysis.”

The Employee Retirement Plan, which covers substantially all full-time employees of the Company and its subsidiaries who had completed one year of service as of September 30, 2006, was frozen as of September 30, 2006. The present value of the accumulated benefit is the value that the officer will receive at retirement or termination of the plan whichever comes first. A participant’s monthly retirement benefit (if he or she has 25 years of benefit service at his normal retirement date) is 20% of his final five-year’s average salary plus 15% of final five-year’s average salary in excess of the participant’s Social Security Covered Pay. The Social Security Covered Pay is the average pay of the calendar year prior to the year the participant attains his Social Security Retirement Age. If the participant has less than 25 years of benefit service at his normal retirement date, the participant’s monthly retirement benefit will be actuarially reduced by  1/ 25 for each year of benefit service less than 25 years. Cash benefits under the plan generally commence on retirement, death or other termination of employment and are payable in various forms at the election of the participant.

Pension Benefits

Fiscal 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Robert F. Shuford, Sr.	Employee Retirement Plan	42	$737,118	$58,581	(2)
Laurie D. Grabow	Employee Retirement Plan	21	$109,463	—
Louis G. Morris	Employee Retirement Plan	24	$262,246	—
Robert F. Shuford, Jr.	Employee Retirement Plan	8	$18,597	—
Joseph R. Witt	Employee Retirement Plan	—	—	—

(1)	The amounts in this column reflect the actuarial present value of each NEO’s accumulated benefit under the Employee Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Note 12 to the Company’s audited financial statements for the year ended December 31, 2009, and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Mr. Witt does not meet the qualifications to participate in this plan due to joining the Company after the plan was frozen.
(2)	Due to the requirements of Internal Revenue Code Section 401(a)(9)(C), Mr. Shuford, Sr. was required to take a distribution from the Employee Retirement Plan beginning in 2009.

Nonqualified Deferred Compensation

The Company does not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

The Company has not entered into employment agreements with any of its executive officers. Therefore, the only payments upon termination that the NEOs would have received, assuming a termination as of December 31, 2009, would have been salary earned through December 31, 2009 and any vested 401(k) Plan or Employee Retirement Plan payouts, which payments would not have been increased or accelerated due to the termination. Our stock option agreements provide that upon a change-in-control, all unvested stock options will immediately vest, provided they were granted not less than six months prior to a change-in-control public announcement. This accelerated vesting occurs with respect to all stock option awards granted by the Company, and not only those granted to the named executive officers. If the change-in-control had occurred on December 31, 2009, our named executive officers would not have received any value from this accelerated vesting because the exercise price of all unvested options exceeded the $15.55 closing price per share of the Company’s common stock on December 31, 2009.

The following table provides compensation information for the year ended December 31, 2009 for each non-employee member of the Company’s Board of Directors.

Director Compensation

Fiscal 2009

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David L. Bernd	$12,700	—	—	—	—	—	$12,700

James Reade Chisman	$18,700	—	—	—	—	—	$18,700

Dr. Richard F. Clark	$21,200	—	—	—	—	—	$21,200

Russell Smith Evans, Jr.	$17,300	—	—	—	—	—	$17,300

Michael A. Glasser (3)	$3,883	—	—	—	—	—	$3,883

Dr. Arthur D. Greene	$16,500	—	—	—	—	—	$16,500

Stephen D. Harris	$16,300	—	—	—	—	—	$16,300

John Cabot Ishon	$23,450	—	—	—	—	—	$23,450

John B. Morgan, II	$16,800	—	—	—	—	—	$16,800

Robert L. Riddle	$20,300	—	—	—	—	—	$20,300

Dr. H. Robert Schappert	$16,450	—	—	—	—	—	$16,450

Ellen Clark Thacker	$19,700	—	—	—	—	—	$19,700

Melvin R. Zimm (4)	$10,900	—	—	—	—	—	$10,900

(1)	Robert F. Shuford, Sr., the Company’s CEO, Louis G. Morris, the Bank’s President and CEO, Robert F. Shuford, Jr., the Bank’s EVP/COO, and Joseph R. Witt, the Bank’s EVP/Corporate Banking Officer are not included in this table as they are employees of the Company and the Bank. Their compensation, including any compensation for Board service, is reported in the Summary Compensation Table on page 24.

(2)	As of December 31, 2009, each director had the following number of stock options outstanding: Shuford, Sr. – 16,605; Bernd – 1,250; Chisman – 2,500; Clark – 6,250; Evans – 6,250; Glasser – 0; Greene – 6,250; Harris – 6,250; Ishon – 6,250; Morgan – 4,375; Morris – 16,125; Riddle – 1,250; Schappert – 2,500; Shuford, Jr. – 6,250; Thacker – 2,500; and Witt – 1,250. There were no option awards granted to the directors in 2008 or 2009.
(3)	Mr. Glasser became a Board Member of the Company on November 10, 2009.
(4)	Mr. Zimm served as a director until his passing on August 7, 2009.

The fees paid in cash were for non-employee director attendance at Board meetings and committee meetings. In addition, each non-employee director was paid an annual retainer fee. Non-employee directors of the Bank and Trust Company receive $400 and $250, respectively, for each Board meeting they attend. The non-employee directors of the Bank and Trust Company receive $150 for each committee meeting they attend. In addition, non-employee directors of the Bank and Trust Company receive an annual retainer fee of $8,000 and $3,000, respectively, except that directors serving on the Bank Board who also serve on the Trust Company Board receive an additional $1,000 instead of $3,000 annual retainer for serving on the Trust Company Board. In addition, the chairman of the Audit Committee receives an additional $2,000 annual retainer. Non-employee directors were eligible to receive awards of non-qualified stock options under the Company’s 1998 Stock Option Plan; however, the 1998 Stock Option Plan expired in 2008, and no further awards may be granted under the plan. The Company also pays for all directors and their spouses to attend Board seminars. The Executive Committee considers Board compensation on an annual basis based on an informal survey of board compensation paid by peer financial institutions. Any recommendations for changes in Board compensation by the Executive Committee are presented to the full Board for approval.

Compensation Committee Report

Following the drafting of the Compensation Discussion and Analysis “CD&A”, the Compensation Committee reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee

John B. Morgan, II (Chairman)

David L. Bernd

Dr. Richard F. Clark

Russell Smith Evans, Jr.

General Compensation Disclosure

The Company’s Senior Management has assessed the practices in light of the risks in the Company’s operations. The Company’s Senior Management has reviewed the amendments to SEC Compensation and Corporate Governance-related disclosure requirements and has determined that the Company does not participate in risk-based compensation practices.

In a few cases, commissions are paid as a portion of an individual’s compensation; however, the majority of the total compensation is base pay. In these cases, commissions are paid to reward the sale of products and services, however, these individuals have no lending authority/approval/influence. Nominal referral fees are paid to employees from time-to-time as a reward for referring mortgage loans and/or other types of deposit gathering. In addition, a referral program for Trust business is also in place, which rewards employees monetarily for referring closed sales and retaining current customers for Trust services.

The Company believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of four non-employee directors, each of whom satisfies the requirements of FDICIA for Audit Committee members and the independence requirements of the SEC and the NASDAQ Stock Market’s listing standards. In addition, the Board of Directors has also determined that Mr. Evans qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Committee oversees the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with GAAP and for issuing a report thereon. The Committee monitors and oversees these processes and has sole responsibility for the appointment, compensation and evaluation of the Company’s independent accountants.

In this context, the Committee met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with GAAP, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee also discussed with management, the independent accountants and the Company’s internal auditors the adequacy of the Company’s system of internal controls.

The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including their judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within GAAP for policies and practices related to material terms that have been discussed with management of the Company; and other material written communication between the independent accountants and the management of the Company, such as any management letter or schedule of unadjusted differences.

The Company’s independent accountants also provided to the Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Committee concerning independence and the Committee discussed with the independent accountants that firm’s independence.

The Committee also discussed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the Committee’s discussions with management and the independent accountants and the Committee’s review of the representation of management and the written disclosures and report of the independent accountants to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Audit Committee

Ellen Clark Thacker (Chairman)

Russell Smith Evans, Jr.

Dr. Arthur D. Greene

Stephen D. Harris

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Yount, Hyde & Barbour, P.C. rendered audit services to the Company for the fiscal year ended December 31, 2009. These services consisted primarily of the examination and audit of the Company’s financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by stockholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2011.

A representative of Yount, Hyde & Barbour, P.C. is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by Yount, Hyde & Barbour, P.C., for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, as well as fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during 2009 and 2008. All fees reflected below for 2009 and 2008 were pre-approved in accordance with the Audit Committee Pre-Approval Policy discussed below.

	Years Ended December 31,
	2009	2008
Audit fees [1]	$136,500	$130,000
Audit-related fees [2]	10,000	7,500
Tax fees [3]	8,400	8,000
All other fees	0	0

Total fees	$154,900	$145,500

(1)	Audit fees consist of audit and review services, consents, audit of internal control over financial reporting and review of documents filed with the SEC.
(2)	Audit-related fees consist of pre-approved consultation concerning financial accounting and reporting standards.
(3)	Tax fees consist of preparation of federal and state income tax returns and consultation regarding tax compliance issues.

The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of the Company’s independent accountants, Yount, Hyde & Barbour, P.C.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. As part of this responsibility, the Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provision of such services does not impair the accountants’ independence. The Audit Committee has adopted, and the Board of Directors has ratified, an Audit Committee Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The Audit Committee has delegated interim pre-approval authority to Mrs. Thacker, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent accountants to management.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in the Company’s common stock. Based on a review of the reports of changes in beneficial ownership of Company common stock and written representations made to the Company, the Company believes that its officers, directors and 10% beneficial owners complied with all filing requirements under Section 16(a) during 2009, with the exception of one late filing by David L. Bernd to report one transaction, one late filing by Melissa L. Burroughs to report one transaction, one late filing by Robert F. Shuford, Jr. to report three transactions and one late filing by Dr. Arthur D. Greene to report one transaction.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

In accordance with the bylaws of the Company as currently in effect, the 2011 Annual Meeting of Stockholders will be held on April 26, 2011.

If any stockholder intends to propose a matter for consideration at the Company’s 2011 Annual Meeting (other than a director nomination), notice of the proposal must be received in writing by the Company’s Secretary by February 1, 2011. If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2011 Annual Meeting, the proposal must comply with SEC Rule 14a-8 and must be received by the Company at its main office in Hampton, Virginia, on or before November 18, 2010.

In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at the meeting if the Company has not received notice of such proposal by February 1, 2011, in writing delivered to the Company’s Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than proposals one and two referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Louis G. Morris

Louis G. Morris
Secretary to the Board

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2009, will be furnished without charge to stockholders upon written request directed to:

Laurie D. Grabow

Executive Vice President/Finance

The Old Point National Bank of Phoebus

1 West Mellen Street

Hampton, Virginia 23663

(757) 728-1251

The Company’s Annual Report on Form 10-K can also be viewed on the Investor Relations link on the Company’s Internet website at http://www.oldpoint.com.

OLD POINT FINANCIAL CORPORATION

C123456789

000004 000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

6:00 p.m., ET, on April 27, 2010.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/OPOF

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - David L. Bernd 02 - James Reade Chisman 03 - Dr. Richard F. Clark 04 - Russell Smith Evans, Jr.

05 - Michael A. Glasser 06 - Dr. Arthur D. Greene 07 - Stephen D. Harris 08 - John Cabot Ishon

09 - John B. Morgan, II 10 - Louis G. Morris 11 - Robert L. Riddle 12 - Dr. H. Robert Schappert

13 - Robert F. Shuford, Sr. 14 - Robert F. Shuford, Jr. 15 - Ellen Clark Thacker 16 - Joseph R. Witt

Mark here to vote FOR all nominees 01 02 03 04 05 06 07 08

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

09 10 11 12 13 14 15 16

CUMULATIVE VOTING: If you wish to vote shares cumulatively, indicate before the name of each nominee the number of votes you desire to cast for that nominee. See page 2 of the Proxy Statement for an explanation of cumulative voting.

NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

For Against Abstain

2. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 0 2 4 5 0 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 0154CE

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — OLD POINT FINANCIAL CORPORATION +

P.O. BOX 3392, HAMPTON, VIRGINIA 23663 PROXY CARD FOR

ANNUAL MEETING OF STOCKHOLDERS APRIL 27, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Harold G. Jackson and Richard S. vonSchilling, as Proxies, each with full power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of voting common stock, $5.00 par value, of Old Point Financial Corporation held of record by the undersigned on February 17, 2010 at the Annual Meeting of Stockholders, to be held on April 27, 2010, and at any adjournment thereof.

This proxy will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal 1 and FOR Proposal 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The Proxies are authorized, to the extent entitled, to vote in accordance with their best judgment upon such other business as may properly come before the meeting and at any adjournment thereof.

C Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

OLD POINT FINANCIAL CORPORATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - David L. Bernd 02 - James Reade Chisman 03 - Dr. Richard F. Clark 04 - Russell Smith Evans, Jr.

05 - Michael A. Glasser 06 - Dr. Arthur D. Greene 07 - Stephen D. Harris 08 - John Cabot Ishon

09 - John B. Morgan, II 10 - Louis G. Morris 11 - Robert L. Riddle 12 - Dr. H. Robert Schappert

13 - Robert F. Shuford, Sr. 14 - Robert F. Shuford, Jr. 15 - Ellen Clark Thacker 16 - Joseph R. Witt

Mark here to vote FOR all nominees 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - to withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

CUMULATIVE VOTING: If you wish to vote shares cumulatively, indicate before the name of each nominee the number of votes you desire to cast for that nominee. See page 2 of the Proxy Statement for an explanation of cumulative voting.

NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

For Against Abstain

2. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THIS CARD.

1 U P X 0 2 4 5 0 7 2

<STOCK#> 0154DE

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

OLD POINT FINANCIAL CORPORATION

Proxy - OLD POINT FINANCIAL CORPORATION

P.O. BOX 3392, HAMPTON, VIRGINIA 23663

PROXY CARD FOR

ANNUAL MEETING OF STOCKHOLDERS

APRIL 27, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Harold G. Jackson and Richard S. vonSchilling, as Proxies, each with full power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of voting common stock, $5.00 par value, of Old Point Financial Corporation held of record by the undersigned on February 17, 2010 at the Annual Meeting of Stockholders, to be held on April 27, 2010, and at any adjournment thereof.

This proxy will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal 1 and FOR Proposal 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The Proxies are authorized, to the extent entitled, to vote in accordance with their best judgment upon such other business as may properly come before the meeting and at any adjournment thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THIS CARD.

OLD POINT FINANCIAL CORPORATION

C 1234567890

MR ANDREW SAMPLE 1234 AMERICA DRIVE ANYWHERE, IL 60661

IMPORTANT ANNUAL STOCKHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS!

Notice of 2010 Annual Meeting of Stockholders 1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the Old Point Financial Corporation Stockholder Meeting to be Held on April 27, 2010

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy of the materials. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, form of Proxy, and 2009 Annual Report to Stockholders are available at:

www.envisionreports.com/OPOF

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/OPOF to view the materials. Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

You will need the number in the shaded bar above.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 16, 2010 to facilitate timely delivery.

C O Y

<STOCK#> 0155FE

Notice of 2010 Annual Meeting of Stockholders

Old Point Financial Corporation’s 2010 Annual Meeting of Stockholders will be held on Tuesday, April 27, 2010 at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia 23666 at 6:00pm Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: 01 - David L. Bernd, 02 - James Reade Chisman, 03 - Dr. Richard F. Clark, 04 - Russell Smith Evans, Jr.,

05 - Michael A. Glasser, 06 - Dr. Arthur D. Greene, 07 - Stephen D. Harris, 08 - John Cabot Ishon,

09 - John B. Morgan, II, 10 - Louis G. Morris, 11 - Robert L. Riddle, 12 - Dr. H. Robert Schappert,

13 - Robert F. Shuford, Sr., 14 - Robert F. Shuford, Jr., 15 - Ellen Clark Thacker, 16 - Joseph R. Witt

2. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement. Only stockholders of record at the close of business on February 17, 2010 are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or by telephone or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

To obtain directions to attend the annual meeting and vote in person, please call Sandra Routten, Corporate Administrative Officer at 757-728-1231.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet – Go to www.envisionreports.com/OPOF. Click “Cast Your Vote or Request Materials”. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email – Send an email to investorvote@computershare.com with “Proxy Materials Old Point Financial Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials for the current meeting must be received by April 16, 2010.

0155FE